Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Virgin Galactic Holdings, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated February 27, 2020 with respect to the consolidated balance sheets of Virgin Galactic Holdings, Inc. as of December 31, 2019 and 2018, the related consolidated statements of operations and comprehensive loss, equity, and cash flows for each of the years in the three-year period ending December 31, 2019, and the related notes, included in Registration Statement on Form S-1 (No. 333-240296) and to the reference to our firm under the heading “Experts” in the prospectus.

Our report contains an explanatory paragraph related to Virgin Galactic Holdings, Inc.’s change in method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Codification No. 2016-02, Leases (Topic 842), as amended.

/s/ KPMG LLP

Los Angeles, California
August 5, 2020